Exhibit 10.2
SECOND LEASE AMENDMENT

Between

BENAROYA CAPITAL COMPANY, LLC

and

TRUPANION, INC.

This Second Lease Amendment dated October 20, 2017 is attached to and made part of that certain Lease dated August 10, 2015 as amended by a First Lease Amendment dated April 29, 2016 (collectively the “Lease”) between Benaroya Capital Company, LLC, a Washington limited liability company, as “Landlord” and Trupanion, Inc., a Delaware corporation, as “Tenant” in Suite 200 of the Building known as the 6100 Building, located at 6100 Fourth Avenue South, in Seattle, Washington (the "Premises"). The Premises are more particularly described in the Lease.

The terms used herein shall have the same definitions as set forth in the Lease.

RECITALS

•	The Premises have been re-measured by a credited third party professional in accordance with BOMA 2010 (ANSI/BOMA Z65.1 - 2010) standard for measuring rentable area in the Building.

•	Various improvements and changes to the Building have occurred since the date that the Lease was executed.

•	It has been determined that the initial measurement of the space needs to be updated.

•	The Commencement Date of the Lease was delayed until July 23, 2016.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Second Lease Amendment and the Lease, and Landlord and Tenant agree as follows:

1.	Premises. Section 1. Premises is hereby deleted and replaced with the following:

Premises. Landlord does hereby lease to Tenant those certain premises, to wit: 107,642 rentable square feet of office space (including 5959 rentable square feet of daycare space comprised of the initial 5016 square feet of space and 943 square feet of expansion space) comprising the entire first and second floors as outlined on the Floor Plan attached to this Second Lease Amendment as “Revised Exhibit B” (hereinafter called the “Premises”) in the Building known as The 6100 Building located at 6100 Fourth Avenue South in Seattle, Washington, situated on land legally described on Exhibit A attached hereto and incorporated herein. Delivery of the Premises to Tenant will be in Phases (the “Phase In Period”) as follows:

Premises- Phase In Period

Date:	Floor	Suite(s)	RSF
			Leased
7/23/2016	2	Suite 200	67,065
Initial Phase	1	Daycare	5,016
	1	Stairway	159

			Total= 72,240

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4/1/2017	2	Suite 200	67,065
Phase I	1	Daycare	5,016
	1	Stairway	159
	1	Suites 100A, 100B, 100C	16,717
	1	Daycare expansion	943

			Total= 89,900
4/1/2018	2	Suite 200	67,065
Phase II	1	Daycare	5,016
	1	Daycare expansion	943
	1	Stairway	159
	1	Suites 100A, 100B, 100C	16,717
		Suite 101	17,742

			Total= 107,642

The phased portions of the Premises are shown on Exhibit B (each, a “Phase”). The day care portion of the premises shall have access to adjacent outdoor space of a size and configuration as required by code for operation of a day care facility of the size and capacity described in this Lease for the exclusive use of the day care facility. Landlord and Tenant agreed that Landlord has no responsibility for increasing the size of the daycare or for increasing the size or modifying the outdoor space, if required, and that Tenant will responsible for all costs for construction and compliance issues related to any daycare expansion. Phase I has been delivered to Tenant and Rent applicable to the Phase I space, including the Daycare expansion space, commenced on April 1, 2017.

Phase II shall be delivered on April 1, 2018 in the condition described in Section 11 and Exhibit E below; provided, however, that (a) if Landlord delivers a Phase prior to the dates above Tenant shall not be obligated to pay Rent on such Phase (other than pursuant to any Early Occupancy Space) prior to the applicable date above, (b) an approved Space Plan and Work Letter was to be delivered to Landlord on or before August 11, 2017. Delivery of the Phase II space may be delayed one day for each day after August 11, 2017 that the space plan and Work letter are delayed; and (c) the delivery date may be reasonably delayed as necessary in order to complete design, permitting and construction, understanding that such delays may not be within the control of Landlord or Tenant and that the parties will negotiate in good faith to ensure that the delivery date is reasonable and that no penalty charges are owed by Landlord to Tenant in a situation where the Landlord used reasonable efforts to deliver the space at the time requested by Tenant, which may change over time (such causes for variance from the April 1 delivery dates being “Reasonable Phase Delays”). Tenant shall have the right to occupy additional portions of the first floor space (prior to the delivery dates for such Phases, which are scheduled currently for April 1, 2018), upon delivery of notice for early occupancy to Landlord, specifying the amount of space Tenant desires to occupy early (an “Early Occupancy Notice”). Landlord will use commercially reasonable efforts to complete and deliver the first floor premises and provide Tenant with access and occupancy to such portion of the premises as soon as possible (the “Early Occupancy Space”).

The Building is hereafter sometimes referred to as the “Project”. In addition, the Tenant has the right, in common with other tenants in the Project and subject to the Rules and Regulations, to use of the Common Areas. The Common Areas include a new state of the art building conference room seating 100 people or more, a new fitness center, including showers and lockers that are accessible to a new secure bicycle storage area as depicted on the Floor Plan - Exhibit B (the "New Common Amenities"). The New Common Amenities

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have all been completed and shall be available to Tenant at no charge. The total rentable area of the Building is currently 231,514 square feet, which has been measured according to ANSI/BOMA Z65.1 - 2010.

2.	Term. Section 2. Term as previously amended is hereby deleted and replaced with the following:

Term. This Lease shall be for a term of one hundred twenty (120) months commencing on July 23, 2016 and terminating on July 22, 2026. Rent for any fractional calendar month shall be the prorated portion of the rent computed on a daily basis. Landlord will provide Tenant nonexclusive and commercially reasonable early access, to the Premises (but no more than 60 days) prior to Landlord’s estimated date for substantial completion for each Phase as appropriate for the limited purpose of setting up and installing furniture, fixtures and equipment (“Early Access Period”). During each Early Access Period all of the terms and conditions of this Lease shall apply (other than with regard to the obligations to pay Rent).

Tenant intended to cause a Space Plan and Work Letter for the Phase II improvements to be delivered to Landlord for approval on or before August 11, 2017; however, the Space Plan and Work letter have not yet been delivered to Landlord. If Landlord fails to deliver possession of Phase II of the Premises on the later to occur of: (a) April 1, 2018; or (b) 234 days after delivery of the approved Space Plan and Work Letter (the “Phase II Delivery Date”) to Tenant in the condition required under this Lease on or before the Phase II Delivery Date (a “Late Delivery Date”) Tenant shall be entitled to one (1) day’s free Base Rent (calculated for the Premises not timely delivered) for each day following such Late Delivery Date until the earlier of (x) the actual Delivery Date and (y) sixty days after the Late Delivery Date (such date, as may be extended by force majeure, being the “Penalty Delivery Date”) and (ii) the Penalty Delivery Date, Tenant shall be entitled to two (2) days of free Base Rent for each day following the Penalty Delivery Date until the actual Delivery Date. In the event that the Delivery Date for the Phase II improvements is delayed as result of delivery of the approved Space Plan and Work Letter after August 11, 2017, delivery of the Phase II space may be delayed by one day for each day after August 11, 2017 the space plan and Work letter are delayed; however, the obligation to pay Rent will not be delayed.

3.	Monthly Minimum Rent. Section 3. Monthly minimum Rent is hereby deleted and replaced with the following:

Monthly Minimum Rent. Tenant covenants and agrees to pay Landlord at 3600 136th Place SE, Suite 250, Bellevue, WA 98006, or to such other party or at such other place as Landlord may hereafter designate in writing, Monthly Minimum Rent in the following amounts according to the schedule below and Additional Rent, as provided in Section 9, in advance without offset or deduction (except as may otherwise be provided herein), on or before the first (1st) business day of each month of the Lease Term. Any amount payable by Tenant to Landlord under this Lease shall be considered “Rent”:
Based on the schedule above, and if there is no request for Early Occupancy Space the Rent schedule will be as follows:

Period:	Monthly Minimum Rent (Base Rent):

July 23, 2016 through March 31, 2017	$101,437.00
April 1, 2017 through July 22, 2017	$126,234.58
July 23, 2017 through March 31, 2018*	$131,853.33
April 1, 2018 through July 22, 2018	$157,874.93
July 23, 2018 through July 22, 2019	$164,602.55
July 23, 2019 through July 22, 2020	$171,330.18
July 23, 2020 through July 22, 2021	$178,057.81
July 23, 2021 through July 22, 2022	$184,785.43

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July 23, 2022 through July 22, 2023	$191,513.06
July 23, 2023 through July 22, 2024	$198,240.68
July 23, 2024 through July 22, 2025	$204,968.31
July 23, 2025 through July 22, 2026	$211,695.93

*During the Phase In Period, Rent will be applicable to each Phase when it is delivered to Tenant (unless delivery has been delayed as a result of the delay in delivery of the Space Plan and Work Letter as provided in Paragraph 2 above or delivery is early and not pursuant to an Early Occupancy Notice). If Tenant elects to take down Early Occupancy Space (as provided in Section 1 above) then during the early occupancy period (prior to the dates in Section 1 above) Rent shall increase prior to April 1, 2018, but will only apply to the Early Occupancy Space.

4.	Possession. Section 11 of the Lease is hereby deleted and replaced with the following:
Subject to Section 2, Landlord shall complete the improvements described on the Work Letter attached hereto as Exhibit E for such Phase. Landlord will keep Tenant informed regarding the progress of construction on a regular basis.

5.
Insurance. Section 16 B (ii) (6) of the Lease is modified to provide that a limit of $2,000,000 per claim will be acceptable for the Commercial general liability insurance coverage related to sexual abuse and molestation and Tenant agrees to use its best efforts to obtain such coverage limits. In furtherance of the preceding, Tenant will also use its best efforts to obtain at least $1,000,000 of such coverage on terms providing for defense costs for claims outside the limits and coverage written on an Occurrence form, subject to possible increases as provided in Section 16 (B)(v). If coverage is provided on a claims made basis, Tenant agrees to maintain coverage with a retroactive date of the inception of the childcare operations for three years following termination of childcare operations or termination of claims made coverage.

6.
Cost Overrun. As a condition to the effectiveness of this Second Lease Amendment, Tenant will promptly deliver the sum of Two Hundred Eight Thousand Three Hundred Sixty-Five and 00/100 Dollars ($208,365.00) to Landlord as a reimbursement for costs incurred by Landlord in relation to the construction of the daycare expansion space and the cost overrun on the remainder of the Phase 1 Expansion Space.

7.	Updated Floor Plan. Exhibit B-Floor Plan of Premises is hereby deleted and replaced with Exhibit B-1 Revised Floor Plan of Premises attached to this Second Lease Amendment.

Except as otherwise modified by the Terms of this Second Lease Amendment, all other terms and conditions of the Lease remain unchanged and in full force and effect.

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LANDLORD:	TENANT:
BENAROYA CAPITAL COMPANY, LLC,	TRUPANION, INC.,
a Washington limited liability company	a Delaware corporation,

/s/ Marc Nemirow	/s/ Darryl Rawlings
By: Marc Nemirow	By: Darryl Rawlings
Its: Authorized Signatory	Its: CEO

Date: October 20, 2017	Date: October 20, 2017

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STATE OF WASHINGTON    ]
] ss.
COUNTY OF KING        ]

On this 20th day of October, 2017 before me personally appeared Larry R. Benaroya, to me known to be the Manager of Benaroya Capital Company, LLC, a Washington limited liability company (“Landlord”) and acknowledged said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purpose therein mentioned, and on oath stated that he was authorized to execute said instrument.

IN WITNESS WHEREOF I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Sandra Joan Sumner
Notary Public in and for the State of Washington
Residing at Mountlake Terrace
Commission expires May 25, 2020
Print Name Sandra Joan Sumner

STATE OF            ]
] ss.
COUNTY OF            ]

On this 20th day of October, 2017 before me personally appeared Darryl Rawlings, to me known to be the CEO of Trupanion, Inc., a Delaware corporation (“Tenant”) and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purpose therein mentioned, and on oath stated that he was authorized to execute said instrument.

IN WITNESS WHEREOF I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Charlotte M. Sim-Warner
Notary Public in and for the State of Washington
Residing at Lynnwood, WA
Commission expires August 8, 2018
Print Name Charlotte M. Sim-Warner

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EXHIBIT B-1 REVISED FLOOR PLAN OF PREMISES

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